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                                                                    Exhibit 99.1


PENWEST ANNOUNCES THAT ENDO RECEIVES APPROVABLE LETTER FROM FDA FOR OXYMORPHONE EXTENDED RELEASE

DANBURY, CT, Oct. 20, 2003 -- Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced that the U.S. Food and Drug Administration has issued to Endo Pharmaceuticals Inc. an approvable letter for oxymorphone extended-release tablets (oxymorphone ER), a product that Penwest jointly developed with Endo.


In the letter, the FDA requested that Endo address certain questions, provide additional clarification and information, and conduct some form of additional clinical trials to further confirm the safety and efficacy of this product, before the FDA would approve Endo's NDA for oxymorphone ER. Endo intends to communicate with the FDA throughout the final approval process in order to address the issues raised in the approvable letter and determine the appropriate course of action.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, "This is a very important product for us, and we are pleased that with this approvable letter Endo has accomplished another step in this process to bring this product to market."

PENWEST PHARMACEUTICALS

Penwest is a drug delivery company utilizing proprietary technologies to develop drugs internally and with third party collaborators. Penwest's proprietary controlled release drug delivery technology, TIMERx(R), is being utilized in four marketed products, which were developed with collaborators such as Mylan Pharmaceuticals, Sanofi, Merck S.A. and Schering OY, and which have been approved in various countries. In addition, the Company has several products in its pipeline that are in various stages of development.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development such as oxymorphone ER including the timing and outcome of regulatory approval of products and, in the case of oxymorphone ER, risks relating to the ability of Endo to successfully address the requests of the FDA in the approvable letter referred to above and the timing of Endo's efforts to do so; the ability to enter into additional collaborations; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:  Jennifer Good                         Caroline Gentile/Jim Fingeroth
Senior Vice President and                       Kekst and Company
Chief Financial Officer                         (212) 521-4800
(203) 796-3701
(877) 736-9378